THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AMERICAN DAIRY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED
7.75% CONVERTIBLE NOTE

FOR VALUE RECEIVED, AMERICAN DAIRY, INC., a Utah corporation (the "Company"), hereby promises to pay to the order of [___________], whose address is _____________________________________________, or its assigns (the "Holder"), without demand, the sum of [____________ Dollars ($________)], with simple interest accruing at the rate described below.

This Note is being issued to amend, modify, restate and completely replace that certain 7.75% Convertible Note between the parties dated October 3, 2006 in the original principal amount of [__________] Dollars ($[________]) (the “Existing Note”), it being the intention of the undersigned and the Holder that all of the terms of the Existing Note, as amended hereby, are restated in and are replaced by the terms of this Note, but this Note shall not be deemed or construed to have been issued in payment, satisfaction, cancellation or novation of the Existing Note.

The Existing Note was entered into pursuant to the terms of a subscription agreement between the Company and the Holder, dated of as of October 2, 2006 (the "Subscription Agreement"), and the Existing Note was, and this Note shall be, governed by the terms of the Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.

This Note is secured by a security interest in the Pledged Collateral (as defined in the Share Pledge Agreement) pursuant to the terms of that certain Share Pledge Agreement dated as of even date herewith (the “Share Pledge Agreement”), by and among Mr. Leng You-Bin, the Company, and The Bank of New York Mellon, in its capacity as Collateral Agent for the Secured Parties named therein.

ARTICLE I
GENERAL PROVISIONS

1.1 Payments. Subject to Section 4.7 hereof, interest payable on this Note shall accrue from the Closing Date at a rate per annum (the "Interest Rate") equal to seven and three-fourths percent (7.75%) (the "Interest"). Interest shall be compounded annually, and shall be payable on the Maturity Date (defined below) in common stock of the Company, $0.001 par value per share ("Common Stock"). Interest shall be computed for actual days elapsed on the basis of a 360 day year consisting of twelve 30-day months and be payable on the earlier of the Maturity Date, as hereinafter defined, or the date this Note is converted pursuant to Article 2. The principal of this Note (the "Principal") and accrued but unpaid Interest thereon shall unless earlier converted be payable in full on October 2, 2009 (the "Maturity Date").

Upon any conversion in part by the Holder in accordance with Article II, the Holder and the Company shall in good faith recalculate the outstanding Principal balance and the Interest payable with respect to the converted portion. Upon any full conversion by the Holder in accordance with Article II, all of the obligations to make payments of Principal due hereunder shall terminate and no further Interest shall accrue. All payments in respect of Principal shall be made in cash in U.S. dollars and in immediately available funds. Payments under this Note shall be applied first to costs of collection owing under or in connection with this Note, second to “Additional Interest” (as hereinafter defined, if any), and third to Principal.

The number of shares of Common Stock issuable in payment of Interest will be determined based on a ratio of one share of Common Stock for each $14.50 in accrued Interest, subject to adjustment as provided in Section 2.1(c) below. No fractional shares will be issued; therefore, in the event that the number of shares of Common Stock due hereunder is not a whole number, the Company shall round up to the nearest whole share the number of such shares due.

1.2 Additional Interest. Additional interest (“Additional Interest”) shall be due and payable on this Note pursuant to Section 2(c) or Section 8 of the Registration Rights Agreement between the Company and the Holders dated as of October 2, 2006, as amended by the First Amendment to Registration Rights Agreement dated as of the date hereof (as amended, the “Registration Rights Agreement”). Such Additional Interest shall be due and payable monthly, within five (5) days of the last day of each month, in United States Dollars, in cash and in immediately available funds.

1.3 Conversion Rights. The conversion rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until this Note is paid in full regardless of the occurrence of an Event of Default. This Note shall be payable in full on the Maturity Date, except to the extent amounts hereunder have been previously converted into Common Stock in accordance with Article II hereof.

1.4 Default Interest. The Company shall pay, from time to time upon demand, interest (including post-petition interest in any proceeding under any bankruptcy law) accrued on overdue principal of this Note at a rate that is 5% per annum in excess of the rate then in effect under this Note, from the due date and ending on the date immediately preceding the date of payment (“default interest”). Any such default interest shall be due and payable in United States Dollars, in cash and in immediately available funds.

ARTICLE II
CONVERSION RIGHTS

The Holder shall have the right to convert the Principal and accrued and unpaid Interest due under this Note into shares of the Company's Common Stock, as set forth below.

2.1 Conversion into the Company's Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note, and then at any time until this Note is fully paid, to convert any outstanding and unpaid Principal portion of this Note, and accrued Interest on such portion, at the election of the Holder (the date of such conversion being a "Conversion Date") into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Company into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Company of a completed Notice of Conversion, a form of which is annexed hereto, the Company shall issue and deliver to the Holder within five (5) business days from the Conversion Date (such fifth day being the "Delivery Date") that number of shares of Common Stock for the portion of this Note and related Interest converted in accordance with the foregoing. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the Principal of the Note and accrued Interest to be converted, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $14.50.

(c) The Conversion Price and number and kind of shares of Common Stock or other securities to be issued upon conversion determined pursuant to Section 2.1(a), and the number and kind of shares of Common Stock to be issued pursuant to a payment of Interest pursuant to Section 1.1, shall be subject to adjustment from time to time upon the happening of certain events while this Note remains outstanding, as follows:

(i) Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company shall (A) effect a reorganization, (B) consolidate with or merge into any other person or (C) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, notice shall be provided to the Holder of this Note as set forth in this Section 2.1(c)(i) and proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the conversion hereof as provided in this Article II, at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or other securities) issuable on such conversion prior to such consummation or such effective date, the stock and other securities and property, including cash (collectively, the "Other Securities and Property"), to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 2.1(c)(iv). In each case of (A), (B) or (C) in this Section 2.1(c)(i), the Company shall provide written notice to the Holder in accordance with Section 4.2 hereof at the earliest practicable time (in any event, not less than fifteen (15) days before any record date or other date set for definitive action) of the date on which the books of the Company will close or a record will be taken for determining holders of Common Stock entitled to participate in any such reorganization, consolidation, merger, sale or dissolution, as the case may be.

(ii) Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and Other Securities and Property entitled to be received by the Holder of this Note after the effective date of such dissolution pursuant to this Article II, to a bank or trust company (a "Trustee") having its principal office in New York, New York, as trustee for the Holder of this Note.

(iii) Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Article II, this Note shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and Property receivable on the conversion of this Note after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities and Property, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Note as provided in Section 2.1(c)(iv). In the event this Note does not continue in full force and effect after the consummation of the transaction described in this Article II, then only in such event will the Company's securities and property (including cash, where applicable) receivable by the Holder of this Note be delivered to the Trustee as contemplated by Section 2.1(c)(ii).

(iv) Extraordinary Events Regarding Common Stock.

(1) In the event that the Company shall (A) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (B) subdivide its outstanding shares of Common Stock, or (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price then in effect. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 2.1(c)(iv).

(2) In case the Company shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within forty-five (45) days after the date fixed for determination of shareholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price immediately preceding the date such distribution is first publicly announced by the Company, the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the date fixed for determination of shareholders entitled to receive such rights or warrants by a fraction,

(A) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of shareholders entitled to receive such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at a price equal to the Conversion Price immediately preceding the date such distribution is first publicly announced by the Company, and

(B) the denominator of which shall be the number of shares of Common Stock outstanding on the date fixed for determination of shareholders entitled to receive such rights or warrants plus the total number of additional shares of Common Stock offered for subscription or purchase, such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the date fixed for determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a price less than the Conversion Price immediately preceding the date such distribution is first publicly announced by the Company, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors of the Company.

Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 2.1(c)(iv)(2) (and no adjustment to the Conversion Price under this Section 2.1(c)(iv)(2) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 2.1(c)(iv)(2). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 2.1(c)(iv)(2) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

No adjustment of the Conversion Price shall be made pursuant to this Section 2.1(c)(iv)(2) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed, or reserved by the Company for distribution to holders of Notes upon conversion by such holders of Notes to Common Stock.

(3)  If the Company shall issue or sell its Common Stock at a price per share less than the Conversion Price then in effect, or shall issue or sell any securities convertible, exchangeable, or exercisable into Common Stock at a price per share less than the Conversion Price then in effect, the Conversion Price shall be decreased such that the Conversion Price is equal to the lowest price per share at which the Company has issued or sold its Common Stock after October 1, 2008 such adjustment to take effect as of the date of the issuance or sale of such Common Stock; provided, however, that no adjustment shall he made to the Conversion Price for (A) the issuance of Common Stock pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to October 1, 2008 or the Notes, (B) the issuance of Common Stock or any other securities exercisable into shares of Common Stock pursuant to exercise of stock options granted or reserved under the Company’s employee stock options existing on October 1, 2008 or adopted thereafter, or (C) the issuance, after October 1, 2008, of Common Stock or any other securities exercisable into shares of Common Stock issued or granted to third-party consultants or employees of the Company and its subsidiaries under the Company’s employee stock options or pursuant to written contractual arrangements relating to the compensation for the services rendered to the Company or its subsidiaries by such consultants or employees, to the extent that all such shares or securities issued under subclauses (B) or (C) in this paragraph, in the aggregate, on a cumulative basis and without double counting, do not exceed five percent (5%) of the Common Stock of the Company issued and outstanding immediately prior to such issuance.

(4) The Conversion Price, as so adjusted pursuant to Section 2.1(c)(iv), shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 2.1(c)(iv). The number of shares of Common Stock that the Holder of this Note shall thereafter, on the conversion hereof as provided in Article II, or upon a payment of Interest as provided in Article I, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 2.1(c)(iv)) be issuable on such conversion or payment of Interest (as applicable) by a fraction of which (x) the numerator is the Conversion Price that would otherwise (but for the provisions of this Section 2.1(c)(iv)) be in effect, and (y) the denominator is the Conversion Price in effect on the date of such conversion.

(5) The Company may make such increases in the Conversion Price, in addition to those required by Section 2.1(c)(iv) as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(6) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided that any adjustments that by reason of Section 2.1(c)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest.

(7) Whenever the Conversion Price is adjusted as herein provided, the Company shall follow the procedures for the issuance of a Certificate of Adjustments as set forth below in Section 2.1(c)(v).

(8) For purposes of this Section, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(v) Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities and Property) issuable on the conversion of this Note or issuable in payment of Interest, the Company at its expense will promptly cause its Chief Executive Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Note and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities and Property) issued or sold or deemed to have been issued or sold, (B) the number of shares of Common Stock (or Other Securities and Property) outstanding or deemed to be outstanding, and (C) the Conversion Price and the number of shares of Common Stock to be received upon conversion of this Note or upon a payment of Interest (as applicable), in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Note. The Company will forthwith mail a copy of each such certificate to the Holder of this Note and the Company's transfer agent.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the remaining Principal balance of this Note and Interest which shall not have been paid.

2.3 Conversion of Note.

(a) Upon the conversion of this Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, to assure that the Company's transfer agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that, unless waived by the Holder, the shares of Common Stock will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of such shares provided the shares of Common Stock are being sold pursuant to an effective registration statement covering such shares or are otherwise exempt from registration.

(b) Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

2.4 Reservation. During the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the amount of Common Stock issuable upon the full conversion of this Note and accrued Interest. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note and accrued Interest.

ARTICLE III
EVENTS OF DEFAULT

The occurrence of any of the following events of default (an "Event of Default") shall, at the option of the Holder hereof, make all sums of Principal and Interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1 Failure to Pay Principal or Interest.

(a) The Company fails to pay any installment of Principal or Interest or other sum due under this Note (other than Additional Interest) when due, whether at the Maturity Date or upon any Conversion Date.

(b) The Company fails to pay any installment of Additional Interest under this Note when due, whether at the Maturity Date or upon any Conversion Date, and such failure is not cured by making such payment within five (5) days of the date it was due.

3.2 Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.3 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and if instituted against the Company are not dismissed within fifteen (15) days of initiation. If an Event of Default specified in this Section 3.3 occurs, the outstanding principal of this Note and the Interest and any Additional Interest accrued thereon shall be immediately and automatically due and payable without the necessity of further action.

3.4 Delisting. Delisting of the Common Stock from the NYSE Archipelago Exchange ("ArcaEx") or such other principal exchange on which the Common Stock is listed for trading or quotation (“Principal Market”); or notification from the ArcaEx or any Principal Market that the Company is not in compliance with the conditions for such continued listing on the ArcaEx or other Principal Market.

3.5 Failure to Deliver Common Stock or Replacement Note. The Company's failure to deliver Common Stock to the Holder pursuant to this Note and Section 2 of the Subscription Agreement, or, if required, a replacement Note.

3.6 Reservation Default. Failure by the Company to have reserved for issuance upon conversion of the Note and accrued Interest the amount of Common Stock.

3.7 Breach of Covenant. Failure on the part of the Company duly to observe or perform any other of the covenants or agreements in this Note (other than, in any such case, a covenant or agreement a default in whose performance or whose breach is elsewhere in this Article specifically dealt with) which failure continues for a period of thirty (30) days after the date on which the written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Holder.

3.8 Default under Pledge Agreement. Default by the Company or any pledgor under the Share Pledge Agreement in any of its obligations thereunder which adversely affects the enforceability, validity, perfection or priority of the applicable lien on the collateral thereunder or which adversely affects the condition or value of the collateral, taken as a whole, in any material respect; the security interest under the Share Pledge Agreement shall, at any time, cease to be in full force and effect for any reason other than satisfaction in full of the Principal, Interest and any Additional Interest due under this Note; or the security interest created thereunder shall be declared invalid or unenforceable.

3.9 Guarantee. Any guarantee of this Note ceases to be in full force and effect (other than in accordance with the terms of such guarantee) or any guarantor denies or disaffirms in writing its obligations under its guarantee.

3.10 Cross-Default. (i) An “Event of Default” under any of the 1% Guaranteed Senior Secured Convertible Notes due 2012 of the Company issued pursuant to Indentures between the Company and The Bank of New York Mellon (as Trustee) dated June 1, 2007 and June 27, 2007, respectively (the “Indentures”) in an aggregate principal amount of $80,000,000, or under either of the Indentures (as the term “Event of Default” is defined in either of the Indentures), (ii) a default under any other indebtedness of the Company or any of its subsidiaries that results in acceleration of the maturity of such indebtedness in an aggregate amount greater than $2.0 million or its foreign currency equivalent at the time, or (iii) failure of the Company or any of its subsidiaries to pay any indebtedness when due, in an aggregate amount greater than $2.0 million or its foreign currency equivalent at the time.

3.11 Judgments. Any final, non-appealable judgment or judgments for, the payment of money in the aggregate amount in excess of $2.0 million (or its foreign equivalent at the time) that shall be rendered against the Company or any of its subsidiaries.

ARTICLE IV
MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served or hand delivered, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by express courier service with charges prepaid, or (iv) transmitted by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) if personally served, when served, or upon hand delivery, (ii) if mailed, on the third business day after deposit in first class mail with postage prepaid and properly addressed, (iii) if by express courier service, when received, and (iv) if by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below, on the day transmitted (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such transmittal (if delivered other than on a business day during normal business hours where such notice is to be received). The addresses for such communications shall be: (i) if to the Company, to: American Dairy, Inc., Star City International Building, 10, Jiuxianqiuo Road, C-16th Floor, Chaoyang, Beijing, People's Republic of China, Attn: Jonathan Chou, Chief Financial Officer, facsimile number: 86 10 6435 4831, with a copy by facsimile only to: Mark L. Hanson, Esq., Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309, facsimile number: (404) 581-8330, or to such other address as may be hereafter notified in accordance with this Section 4.2 by the Company to the Holder; and (ii) if to the Holder, to the address and facsimile number indicated in the first paragraph of this Note, or to such other address as may be hereafter notified in accordance with this Section 4.2 by the Holder to the Company.

4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5 Cost of Collection. If default is made in the payment of this Note, the Company shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the courts of the State of New York, in New York County, City of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and agrees not to plead or claim the same; and (c) agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

4.7 Redemption. This Note may not be redeemed or prepaid without the consent of the Holder except as described in this Note or in the Subscription Agreement.

4.8 Stockholder Status. The Holder shall not have rights as a stockholder of the Company with respect to unconverted portions of this Note. However, the Holder will have all the rights of a stockholder of the Company with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Company.

4.9 Entire Agreement. This Note, the Subscription Agreement, the Registration Rights Agreement, the Share Pledge Agreement, the Guarantee and the Warrant (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by an authorized officer as of the ______ day of November, 2008.

Witness:	AMERICAN DAIRY, INC.

By:
Name:
Title: